Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
FOURTH QUARTER AND YEAR-END 2006 RESULTS
Investor and Analyst Conference Call Scheduled for
Wednesday, March 7, 2007, at 4:00 PM (ET)
White Plains, NY, March 7, 2007 — Haights Cross Communications, Inc. (HCC) today reported results for the fourth quarter and the year ended December 31, 2006.
Fourth Quarter 2006 Results
Revenue for the fourth quarter 2006 was $54.7 million, representing growth of 6.9% compared to revenue of $51.1 million for the fourth quarter 2005, reflecting revenue improvements in our Library, Medical Education, and Test-prep and Intervention segments, partially offset by a continued revenue decline from our K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, was $20.4 million for the fourth quarter 2006, representing growth of 14.4% over the fourth quarter 2005. The core public library channel, representing approximately 74% of the business for the quarter, reported revenue growth of approximately 18%, while sales to schools grew approximately 24% reflecting the continued benefits of our new Plugged-in to Reading product released in the second quarter 2006.
Revenue for the Test-prep and Intervention segment, representing our Triumph Learning, Buckle Down and Options Publishing businesses, grew $0.6 million, or 3.3%, to $19.1 million for the fourth quarter 2006. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $1.1 million, or 7.9%, for the quarter, reflecting continued demand for our No Child Left Behind (NCLB)-positioned test-prep products. This quarter’s performance was somewhat below the 30.1% revenue growth reported by these businesses for the nine months ended September 2006 as the fourth quarter 2005, with revenue growth of 65.3%, was the first full quarter of release for our NCLB products thus representing a very challenging comparable period for the fourth quarter 2006. Revenue for Options Publishing declined $0.5 million, or 9.7%, for the quarter reflecting lower 2006 sales of certain reading and math assessment products as new product editions are being released as well as the general sales softness presently being experienced by the majority of supplemental education publishers in the market.
Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $1.5 million, or 24.2%, to $4.7 million for the fourth quarter 2006, reflecting the continuing effect of competition in the supplemental education market, and especially in the leveled-reader product category which represents Sundance/Newbridge’s leading product lines. This business continues to receive management’s substantial attention with many turn-around based product, sales and marketing initiatives being implemented.
Revenue for the Medical Education segment, representing our Oakstone Publishing business, increased $1.9 million, or 21.7%, for the fourth quarter 2006. The strong performance for the quarter was primarily due to revenue from Oakstone Wellness’ calendar products. The quarter results also benefited from newly recorded CMEinfo programs and revenue growth from the New York General Surgery conference, while our traditional product revenue decreased slightly as the new MKSAP 14 Audio Companion product just began to ship in the fourth quarter 2006.
Income from Operations for the fourth quarter 2006 declined $1.5 million to $6.1 million from $7.6 million for the fourth quarter 2005, reflecting declines in our K-12 Supplemental Education and Test-prep and Intervention segments, partially offset by increases in our Library and the Medical Education segments. Income from Operations is subject to change for a potential goodwill impairment charge relating to Options Publishing which is still in the process of evaluation.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization      , discontinued operations and goodwill impairment charges, declined $0.6 million, or 4.4%, for the fourth quarter 2006, primarily reflecting a $2.3 million EBITDA decline for our K-12 Supplemental Education segment, partially offset by EBITDA growth in our Library and Medical Education segments.
Results for the year ended December 31, 2006
Revenue for the year ended December 31, 2006 grew $11.5 million, or 5.5%, to $222.0 million from $210.5 million for the year ended December 31, 2005, reflecting strong growth from our Test-prep and Intervention segment, a revenue gain for our Library segment, underlying revenue growth for our Medical Education segment, as well as incremental revenue from our acquisitions of Scott Publishing and CMEinfo acquired in April and June 2005, respectively, partially offset by a revenue decline from our K-12 Supplemental Education segment.
Revenue for the Library segment improved $4.7 million, or 6.1%, for the year ended December 31, 2006. The year-over-year revenue performance reflects a 8.2% growth in the core public library channel, nearly 23% growth in the school channel reflecting the benefits of our new Plugged-in to Reading product, and a 14.4% gain in the consumer channel resulting from our Recorded Books Unlimited service. These gains were partially offset by declines in the Pimsleur language series royalties and the travel center rental channel.
Revenue for the Test-prep and Intervention segment grew $9.4 million, or 14.6%, for the year ended December 31, 2006. Triumph Learning and Buckle Down accounted for all of the segment’s growth with a $10.0 million gain, or 23.1%, reflecting strong demand for our NCLB-positioned test-prep products first released in late third quarter 2005. Revenue for Options Publishing was down $0.6 million, or 2.8%, for the year ended December 31, 2006 reflecting slower sales of certain reading and math assessment products with new product releases forthcoming in 2007, as well as the general softness in the supplemental education market.
Revenue for the K-12 Supplemental Education segment declined $8.8 million, or 20.4%, for the year ended December 31, 2006, reflecting the effect of substantially increased competition in the supplemental education market as previously reported. This business was also affected by the overall softness in supplemental education being experienced by the vast majority of publishers in this market.
Revenue for the Medical Education segment increased $6.2 million, or 23.6% for the year ended December 31, 2006, primarily reflecting the addition of revenue from Scott Publishing and CMEinfo, both acquired in the second quarter 2005 and therefore only partially included in 2005 results. Revenue from our existing core Oakstone Medical product line decreased $0.8 million, or 6.5%, primarily due to special subscription product deliveries in the prior year period, as well as lower sales of MKSAP Audio Companion, Oakstone’s largest product, prior to the release of a new product edition in the fourth quarter 2006.
Income from Operations for the year ended December 31, 2006 declined $33.1 million, reflecting a $24.4 million goodwill impairment charge for Sundance/Newbridge in the second quarter 2006 and a $2.9 million prepublication cost write-off from the third quarter 2006. Excluding these charges, Income from Operations declined $5.8 million, reflecting a decline in the K-12 Supplemental Education segment, partially offset by Income from Operations gains in the other segments. Income from Operations is subject to change for a potential goodwill impairment charge relating to Options Publishing which is still in the process of evaluation.
EBITDA decreased $0.8 million to $54.3 million for the year ended December 31, 2006, primarily reflecting a $9.3 million EBITDA decline for our K-12 Supplemental Education segment, offset by a $3.5 million EBITDA gain for our Test-prep and Intervention segment, a $2.4 million EBITDA gain for our Library segment, and a $2.2 million EBITDA gain for our Medical Education segment including the 2005 acquisitions.
Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the year ended December 31, 2006, we invested $22.9 million in pre-publication costs, compared to $21.9 million during the same period in 2005.

Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the year ended December 31, 2006, we invested $2.8 million in property and equipment, compared to $3.8 million during the same period in 2005.
Peter J. Quandt, HCC Chairman and Chief Executive Officer, commented: “We were very pleased with the 2006 full year performances of our Triumph Learning/Buckle Down, Recorded Books and Oakstone businesses. With a general softness being experienced across the supplemental education market, as well as the significant competitive factors previously discussed, our Sundance/Newbridge and Options Publishing businesses experienced a difficult 2006. We have implemented numerous initiatives to return these businesses to a growth path and are hopeful that the 2007 supplemental education market will show signs of improvement.”
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on March 7, 2007, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-877-209-0397 (USA) or 612-332-1213 (International).
Digitized replay of the conference call will be available from March 7, 2007, starting at 9:15 PM (ET) ending on April 7, 2007 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 860958.

Haights Cross Communications
Fourth Quarter 2006 Operating Highlights
Recorded Books
AudioFile, the leading magazine dedicated to the review of audiobooks, named eight Recorded Books titles as “Best of the Year for 2006.” These titles included Imperium, by Robert Harris; Telegraph Days, by Larry McMurtry; We Need to Talk About Kevin, by Lionel Shriver; Mayflower, by Nathaniel Philbrick; For Whom the Bell Tolls, by Ernest Hemingway; The Art of Detection, by Laurie R. King; The Book of Fate, by Brad Meltzer; and Tomb of the Golden Bird, by Elizabeth Peters.
By the end of 2006, “Dr. Janet Allen’s Plugged-in to Reading,” Recorded Books’ new reading intervention program for middle grade students priced, at $6,995, sold over 200 units. Work continued in the fourth quarter on Level 3 of “Plugged-in to Reading,” which is designed for high school students. This new program will be launched in the second quarter of 2007.
Triumph Learning/Buckle Down
Triumph Learning launched new Coach series in Oklahoma, Arkansas, and Louisiana; and completed delivery of its new “Ladders to Success” programs in English Language Arts and Mathematics. Triumph Learning completed its phased-in price increase for its Coach product line — to $9.95 per unit — across all states. It also began outsourcing page composition to India. Buckle Down Publishing completed the release of its new Ohio test prep product line.
Options Publishing
At Options Publishing, a new website was launched in August and we’ve seen a strong increase in online sales. The Options-Buckle Down partnership continues to be very successful. Options now represents all Buckle Down states where they have new product, with three more states coming in the next several months for a total of 13 states.
Sundance/Newbridge
At Sundance/Newbridge, a new editorial organizational structure has been created under the leadership of Michael Morley, Senior Vice President and Publisher. The Newbridge editorial office in New York City has been closed and both the Newbridge and Sundance imprints are now housed in Northborough. MA. This reorganization will improve communication and planning between the two imprints, enable us to utilize editorial resources more flexibly, cross-train staff, and offer career growth opportunities within the combined editorial group. There are also substantial cost savings in combining the two imprints into one location.
Sundance/Newbridge has launched an accelerated product development program and will be releasing new products in both the spring and fall of 2007. The new Sundance Comprehension Strategies Kit, which comes out this spring, is getting favorable early response. Its author is Linda Gambrell, president-elect of the International Reading

Association. The kit is designed to help students become strategic, independent readers with scaffolded instruction and leveled texts.
Oakstone Publishing
Oakstone Medical hosted its CMEinfo New York General Surgery Live Conference in October and attendance exceeded the prior year by 160%, making it the most successful live conference in Oakstone history. CMEinfo also recorded a new conference, “University of California, San Francisco’s Women’s Imaging,’ which will be offered in video format. In October, it also launched the MKSAP 14 Audio Companion, partnering with the American College of Physicians. This important product is now offered for the first time in formats compatible with MP3 players, PDAs and Smartphones. Oakstone Medical also introduced a line of practice management audio conferences
Personal Best/Oakstone Wellness Publishing (Oakstone Publishing) was named a winner in the prestigious annual National Health Information Awards which recognizes the nation’s best consumer health information programs and materials. Oakstone Wellness won for its “2006 Reflections on Health” calendar and “Body Bulletin” and “Best of Health” newsletters.

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Library	$20,390	$17,822	$81,328	$76,626

Test-prep and Intervention	19,147	18,545	73,909	64,501

K-12 Supplemental Education	4,694	6,193	34,296	43,096

Medical Education	10,443	8,580	32,471	26,262

Total Revenue	$54,674	$51,140	$222,004	$210,485

Operating Expenses (a)	48,530	43,520	218,226	173,579

Income From Operations (a)	6,144	7,620	3,778	36,906

Net Income/(Loss) (a)	$(11,597)	$(9,755)	$(59,973)	$(44,427)

Other Financial Data:

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

EBITDA by Segment:

Library	$6,522	$5,026	$25,773	$23,380

Test-prep and Intervention	6,826	7,146	25,726	22,269

K-12 Supplemental Education	(2,287)	(10)	2,312	11,588

Medical Education	2,974	2,191	6,813	4,658

Corporate	(1,897)	(1,654)	(6,335)	(6,801)

EBITDA	$12,138	$12,699	$54,289	$55,094

Adjusted EBITDA	$12,504	$12,753	$55,062	$55,512
(a) — Subject to change for a potential goodwill impairment charge relating to Options Publishing which is still in the process of evaluation.
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Income/ (Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Net Income/(Loss) (a)	$(11,597)	$(9,755)	$(59,973)	$(44,427)
Interest Expense and Other Including Income Taxes	17,741	17,375	63,751	81,333

Income From Operations (a)	6,144	7,620	3,778	36,906

Goodwill impairment charge (a)	—	—	24,393	—

Amortization of Pre-publication Costs	4,616	3,706	20,619	13,150

Depreciation and Amortization	1,378	1,373	5,499	5,038

EBITDA	$12,138	$12,699	$54,289	$55,094

Restructuring and Restructuring Related Charges	366	54	773	418

Adjusted EBITDA	$12,504	$12,753	$55,062	$55,512
(a) — Subject to change for a potential goodwill impairment charge relating to Options Publishing which is still in the process of evaluation.
Other Data:

	Three Months Ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Capital Expenditures — Product Development Costs (Pre-publication Costs)	$5,330	$5,080	$22,853	$21,877

Capital Expenditures — Property and Equipment	$641	$1,094	$2,759	$3,831

Balance Sheet Data:

As of
December 31, 2006

Cash and Cash Equivalents	$69,847
Working Capital	$73,137

Long Term Debt including current portion:
Senior secured term loan	$126,150
11 3/4% senior notes (1)	172,146
12 1/2% senior discount notes	104,847
Series B senior preferred stock (2)	149,626

$552,769

Redeemable preferred stock:
Series A preferred stock (3)	41,409
Series C preferred stock (4)	1,855

$43,264

(1)	Face value at December 31, 2006 is $170,000

(2)	Approximate aggregate liquidation value as of December 31, 2006 of $151,459

(3)	Approximate aggregate liquidation value as of December 31, 2006 of $39,328

(4)	Approximate aggregate liquidation value as of December 31, 2006 of $4,004

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend, to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.